Exhibit 4.9

SILVERSEA CRUISE FINANCE LTD.,
as Issuer

and

CITIBANK, N.A., LONDON BRANCH,
as Trustee

________________________________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 1, 2019

to

INDENTURE

Dated as of January 30, 2017

________________________________________

7.250% SENIOR SECURED NOTES DUE 2025

SECOND SUPPLEMENTAL INDENTURE dated as of February 1, 2019 (this “Second Supplemental Indenture”) by and between Silversea Cruise Finance Ltd. (the “Issuer”) and Citibank N.A., London Branch, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of January 30, 2017 (the “Base Indenture” and, as supplemented by the Supplemental Indenture, dated February 1, 2017, the “Indenture”), providing for the issuance of 7.250% Senior Secured Notes due 2025 of the Issuer (the “Notes”), initially in the aggregate principal amount of $550,000,000;

WHEREAS, on April 10, 2018, the Issuer issued additional Notes in an aggregate principal amount of $70,000,000 pursuant to the Indenture;

WHEREAS, the Issuer desires to amend certain provisions of the Indenture, as set forth in Article II of this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, Section 9.02 of the Base Indenture permits the Issuer and the Trustee to enter into a supplemental indenture to the Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture, subject to certain conditions, including obtaining the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have duly consented to the Proposed Amendments as set forth in the Consent Solicitation Statement of the Issuer dated January 28, 2019 and the Issuer and the Trustee are authorized to execute and deliver this Second Supplemental Indenture; and

WHEREAS, all necessary acts have been done to make this Second Supplemental Indenture a legal, valid and binding agreement of the Issuer in accordance with the terms of this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS

Section 1.1                        Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II
AMENDMENTS

Section 2.1                        Amendments to the Indenture. Effective and operative as of the date hereof:

(a)                               The Indenture is hereby amended by adding the following definitions to Section 1.01 in appropriate alphabetical sequences:

An “Investment Grade” rating means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), or if such Rating Agency ceases to rate the relevant series of the Notes, as the case may be, for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency.

“Rating Agencies” means each of Moody’s and S&P and “Rating Agency” means either of Moody’s or S&P; provided that if either Moody’s or S&P does not make a rating of the relevant series of the Notes publicly available, for reasons outside of the Issuer’s control, the Issuer shall use commercially reasonable efforts to select a nationally recognized statistical rating organization or organizations, as the case may be, which shall then be substituted for Moody’s or S&P or both of them, as the case may be.

“Royal Caribbean” means Royal Caribbean Cruises Ltd., a Liberian corporation.

(b)                              The Indenture is hereby amended by adding the following Section 4.29 to Article Four:

SECTION 4.29. Covenant Suspension.

During any period of time (a “Suspension Period”) that: (i) the Notes have Investment Grade ratings from both Rating Agencies and (ii) Royal Caribbean beneficially owns, directly or indirectly, in excess of 50% (the “Ownership Threshold”) of the outstanding shares of the Parent Guarantor (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”), provided that during a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Issuer could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with this Indenture assuming the covenants set forth below had not been suspended:

(a)                               Section 4.03 “Maintenance of Properties”

(b)                              Section 4.06 “Incurrence of Indebtedness and Issuance of Preferred Stock”

(c)                               Section 4.08 “Restricted Payments”

(d)                             Section 4.10 “Transactions with Affiliates”

(e)                               Section 4.15 “Limitation on Issuance of Guarantees of Indebtedness”

(f)                                Section 4.16 “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”

(g)                              Section 4.19 “Reports to Holders”

(h)                              Section 4.24 “Limitation on Sale and Leaseback Transactions”

(i)                                  Section 5.01(a)(4) “Merger, Consolidation or Sale of Assets”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any Suspension Period and, subsequently, (x) either one or both Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below the required Investment Grade rating and/or (y) Royal Caribbean ceases to meet the Ownership Threshold (such date of withdrawal, downgrade or cessation in clause (x) or (y), a “Reinstatement Date”), then the Issuer and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the Notes.

On the Reinstatement Date, all Indebtedness incurred during a Suspension Period will be (i) classified as having been incurred or issued pursuant to the first paragraph of Section 4.06 or one of the clauses set forth in the definition of “Permitted Debt” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date) and (ii) subject to Section 4.06 and Section 4.15. To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 4.06, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (1) of the definition of “Permitted Debt.” To the extent Guarantees were incurred prior to or during a Suspension Period, the Issuer and its Restricted Subsidiaries shall on the Reinstatement Date comply with Section 4.15.

Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.08 will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (10) under Section 4.08(b) will reduce the amount available to be made as Restricted Payments under Section 4.08(a)(iii) to the extent provided therein; provided, however, that the amount available to be made as a Restricted Payment on the Reinstatement Date shall not be reduced to below zero solely as a result of such Restricted Payments.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reinstatement Date or after a Suspension Period based solely on events that occurred during the Suspension Period).

ARTICLE III
MISCELLANEOUS

Section 3.1                        Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.2                        Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3                        Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.4                        Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.5                        Effect of Headings. The headings herein are convenience of reference only and shall not affect the construction hereof.

Section 3.6                        The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

Section 3.7                        Successors. All agreements of the Issuer in this Second Supplemental Indenture shall bind its successors, except as otherwise provided in this Second Supplemental Indenture. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

SILVERSEA CRUISE FINANCE LTD.

By:	/s/ Roberto Martinoli
Name: Roberto Martinoli
Title: CEO

TRUSTEE:

CITIBANK N.A., LONDON BRANCH, as Trustee

By:	/s/ John Kane
Name: John Kane
Title: Vice President

[Signature Page to Supplemental Indenture]